Exhibit 99.3

The following risk factors are from Item 1A of NYMEX Holdings Inc. (“NYMEX Holdings”) Annual Report on Form 10-K for the fiscal year ended December 31, 2007. NYMEX Holdings together with its subsidiaries is referred to herein as the “Company.” The two principal operating subsidiaries of NYMEX Holdings are New York Mercantile Exchange, Inc. (“NYMEX Exchange” or “NYMEX Division”) and Commodity Exchange, Inc. (“COMEX” or “COMEX Division”), which is a wholly-owned subsidiary of NYMEX Exchange. NYMEX Exchange and COMEX are collectively referred to as the “Exchange.”

RISK FACTORS

The risks described below are not the only ones facing the Company. Additional risks not presently known to it or that the Company currently deems immaterial may also impair its operations.

Risks relating to the Company’s business

Intense competition could have a material adverse effect on the Company’s market share and financial performance

The derivatives exchange industry is highly competitive. Some competitors and potential competitors of the Company have greater distribution and/or have greater financial resources than the Company. Some competitors of the Company also have greater access to capital markets as well as more substantial marketing capabilities and technological and personnel resources.

Competitors of the Company have increased their development of electronic trading, which could substantially increase competition for some or all of the products and services the Company currently provides. In addition, competitors of the Company may:

•	respond more quickly to competitive pressures;

•	develop and expand their network infrastructures and service offerings more efficiently;

•	adapt more swiftly to new or emerging technologies and changes in customer requirements;

•	develop products similar to the products the Company offers that are preferred by the Company’s customers;

•	develop new risk transfer products that compete with the Company’s products;

•	price their products and services more competitively;

•	utilize more advanced, more user-friendly and more reliable technology;

•	take greater advantage of acquisitions, alliances and other opportunities;

•	more effectively market, promote and sell their products and services; and

•	exploit regulatory disparities between traditional, regulated exchanges and alternative or foreign markets that benefit from a reduced regulatory burden and a lower-cost business model.

The Company’s current and prospective competitors include futures and other derivatives exchanges, securities exchanges, electronic communications networks, crossing systems and similar entities, consortia of large customers and some of the Company’s clearing member firms and interdealer brokerage firms. The Company may also face competition in its market data services business from market data and information vendors and other clearinghouses.

As a result of this competition, the Company may be limited in its ability to retain its current customers or attract new customers to its markets, products and services. In addition, the Company may lose customers because of more economical alternatives offered from competitors with comparable products, services or trade execution services. The Company expects that competition will intensify in the future. Such competition is likely to include price competition, which could have a material adverse effect on the Company’s business. The Company’s business could be materially adversely affected if it fails to attract new customers, loses a substantial number of its current customers to competitors or experiences significant decreases in its pricing.

In addition, clearinghouse brokers currently receive a fee for bringing to the Exchange off-exchange trades to clear. Should a competitor clearinghouse offer higher fees to brokers, the Company could lose business or be forced to pay higher fees, which could have a material adverse effect on its business as a whole.

The Company’s trading volume, and consequently its revenues and profits, could be materially adversely affected if the Company is unable to retain its current customers or attract new customers or if derivatives trading volume in general decreases

The success of the Company’s business depends, in part, on its ability to maintain and increase its trading volume and the resulting exchange fees. To do so, the Company must maintain and expand its product offerings, its customer base and its trade execution alternatives. The Company’s success also depends on its ability to offer competitive prices and services in an increasingly price-sensitive business. In addition, the Company’s success depends on its ability to attract and retain new customers who trade its products. The Company may be unable to continue to expand the number of products that it offers, to retain its existing customers or to attract new customers. The Company’s management may make certain decisions that are designed to enhance stockholder value, which may lead to decisions or outcomes with which its customers disagree. These changes may make the Company less attractive to its customers and encourage them to conduct their business at, or seek membership in, another exchange or to trade in equivalent products among themselves on a private, bilateral basis. Although its members currently pay the Company prices that are lower than those paid to the Company by non-members, the Company cannot assure you that its members will continue to receive beneficial pricing. A material decrease in member trading activity would negatively impact trading volume and liquidity in Company products and reduce its revenues. If the Company fails to expand its product offerings or execution facilities, or lose a substantial number of its current customers, or is unable to attract new customers, its business would be adversely affected. Furthermore, declines in its trading volume may negatively impact market liquidity on the Exchange, which would result in lower exchange fee revenues and could materially adversely affect the Company’s ability to retain its current customers or attract new customers.

The Company is competing aggressively for new participants, many of whom have only recently begun trading in its markets — most notably financial institutions, and proprietary, algorithmic and electronic trading shops. Competition for these new market entrants among exchanges and trading operations across a variety of markets is intense. If the Company is unable to attract new market participants, its business could be materially adversely affected.

The Company’s decision to operate both electronic and open outcry trading venues may cause the Company to lose trading volume and may materially adversely affect its operating costs, markets and profitability

In response to the increasing acceptance of electronic trading, and to maintain and enhance its competitive position in its futures business, the Company began offering electronic trading side-by-side with its open outcry trading. The Company cannot assure you that the market will continue to accept its side-by-side trading, or that the Company will be able to maintain its market share and liquidity in its products. The Company’s decision to offer side-by-side trading could cause its customers, including those currently trading through its open outcry trading floor, to alter their trading practices and could result in a loss of customers to competing exchanges. Declining trading volumes on the Company’s trading floor may make its futures markets less liquid. As a result, the Company’s total revenues may be lower than if the Company operated only electronic trading or only open outcry trading platforms. Over time, this decision may prove to be ineffective and costly to the Company and could ultimately adversely affect its profitability and competitive position.

It is expensive in terms of costs and management and other resources to continue operating two trading venues for the same products. The Company may not have sufficient resources to adequately fund or manage both trading venues. This may result in resource allocation decisions that materially adversely impact one or both venues. Moreover, to the extent that the Company continues to operate two trading venues, its board of directors and management may make decisions which are designed to enhance the continued viability of two separate trading venues. These decisions may have a negative impact on the overall competitiveness of each trading venue. See “—The Company’s governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of the Company’s stockholders” and “—Holders of common stock who also own Class A memberships in NYMEX Exchange may have interests that differ from or may conflict with those of holders of common stock who are not also owners of Class A memberships in NYMEX Exchange.”

Reductions in the fees the Company charges resulting from competitive pressures could lower its revenues and profitability

The Company expects to experience pressure on the fees it charges as a result of competition the Company faces in its commodities futures and off-exchange clearing markets. Some competitors of the Company offer a broader range of products and services to a larger participant base, and enjoy higher trading volumes than the Company. Consequently, competitors of the Company may be able and willing to offer competing products at lower fees than the Company currently offers or may be able to offer. As a result of this pricing competition, the Company could lose both market share and revenues. The Company believes that any downward pressure on the fees it charges would likely continue and intensify as it continues to develop its business and gain recognition in its markets. A decline in such rates could lower its revenues, which would adversely affect its profitability. In addition, competitors of the Company may offer other financial incentives such as rebates or payments in order to induce trading in their markets, rather than the Company’s. Furthermore, the Company may not be able to change the fees of certain of its products due to the rights of owners of Class A memberships in NYMEX Exchange. See “—The Company’s governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of the Company’s stockholders.”

The Company depends primarily on the Chicago Mercantile Exchange for electronic trading

On April 6, 2006, the Company announced, pursuant to an agreement with CME, that CME is the primary electronic trading services provider for the Company’s energy futures and options contracts. Effective June 11, 2006 for trade date June 12, 2006, access to electronic trading of the Company’s products became available virtually 24 hours a day on CME Globex. The Company cannot assure you that CME will be able to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services, if necessary, to meet the Company’s needs. An interruption in or the cessation of service by CME and the Company’s inability to make alternative arrangements in a timely manner, or at all, or significant changes in the fees payable to CME for use of CME Globex, upon expiration of the current agreement, could have a material adverse effect on the Company’s business, financial condition and operating results.

Globalization, growth, consolidations and other strategic arrangements may impair the Company’s competitive position

The globalization of the Company’s business presents a number of inherent risks, including the following:

•	potential difficulty of enforcing agreements through certain foreign legal systems;

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the evolving global tax treatment of electronic commerce, and the possibility that foreign governments could adopt onerous or inconsistent tax policies with respect to taxation of products traded on the Company’s markets or of the services that the Company provides;

•

tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

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listed derivatives markets are regulated in most nations, and it may be impractical for the Company to secure or maintain the regulatory approvals necessary for the Company’s markets to be accessible from one or more nations;

•	the Company’s ability to attract and retain customers and other market participants;

•	general economic and political conditions in the countries from which the Company’s markets are accessed may have an adverse effect on the Company’s trading from those countries; and

•	it may be difficult or impossible to enforce the Company’s intellectual property rights in certain foreign countries.

The liberalization and globalization of the world markets have also resulted in greater mobility of capital, greater international participation in local markets and more competition among markets in different geographical areas. As a result, the competition among U.S.-based and non-U.S.-based markets and other execution venues has become more intense.

Moreover, in the last several years, the structure of the securities industry has changed significantly through demutualizations and consolidations. In response to growing competition, many marketplaces in both Europe and the United States have demutualized to provide greater flexibility for future growth. In 2002, CME completed its initial public offering. CBOT and ICE followed with their initial public offerings in 2005. In January 2007, ICE and NYBOT consummated a merger pursuant to which NYBOT became a wholly-owned subsidiary of ICE. As a result of ICE’s acquisition of NYBOT and their clearinghouse function, ICE may be able to more effectively compete against the Company. In addition, on July 12, 2007, Chicago Mercantile Exchange Holdings Inc. (“CME Holdings”) and CBOT Holdings, Inc. (“CBOT Holdings”) consummated a merger pursuant to which CBOT Holdings merged with and into CME Holdings and the combined company was subsequently renamed CME Group. While the Company intends to opportunistically pursue strategic acquisitions and alliances to enhance its global competitive position, the market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the securities industry, which may adversely affect the Company’s ability to find acquisition targets or strategic partners that fit its strategy objectives.

Because of these market trends, the Company’s competition may increase. The Company’s inability to anticipate and manage these and other risks effectively could have a material adverse effect on its business as a whole.

The Company’s clearinghouse operations expose the Company to substantial credit risk of third parties, and the Company’s financial condition will be adversely affected in the event of a significant default

The Company’s clearinghouse acts as the counterparty to all trades consummated on or through the Exchange and those consummated off-exchange and cleared through the Company. As a result, the Company is exposed to substantial credit risk of third parties, including its clearing firms. The Company is also exposed, indirectly, to the credit risk of the customers of its clearing firms. These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. Although the Company has policies and procedures to help assure that its clearing firms can satisfy their obligations, these policies and procedures may not succeed in detecting problems or preventing defaults. The Company also has in place measures intended to enable it to cover any default and maintain liquidity. However, these measures may not be sufficient to protect the Company from a default and the Company may be materially and adversely affected in the event of a significant default. While not required, the Company may choose to put a substantial part of its working capital at risk if a clearing firm defaults on its obligations to the Company’s clearinghouse and its margin and security deposits are insufficient to meet its obligations toward the Company.

The Company’s revenues and profitability depend significantly upon trading volumes in the markets for light sweet crude oil futures and options contracts and Henry Hub natural gas futures and options contracts

The Company’s revenues depend significantly on trading volumes in the markets for light sweet crude oil futures and options contracts and Henry Hub natural gas futures and options contracts. Trading in light sweet crude oil futures and options contracts accounted for 34.4%, 26.2% and 31.0% of the Company’s consolidated clearing and transaction fee revenues for the years ended December 31, 2007, 2006 and 2005, respectively. Trading in Henry Hub natural gas futures and options contracts accounted for 9.9%, 14.0% and 16.3% of the Company’s consolidated clearing and transaction fee revenues for the years ended December 31, 2007, 2006 and 2005, respectively. A decline in trading volumes or in the Company’s market share in these markets, including a decline which results in such markets no longer being considered the benchmarks, lack of price volatility, increased competition, possible regulatory changes, such as the Energy Policy Act of 2005, which phased out the blending of MTBE into gasoline, or adverse publicity and government investigations related to events in the North American natural gas and power markets, could significantly reduce the Company’s revenues and jeopardize its ability to remain profitable and grow.

The Company’s business depends in large part on fluctuations in commodities prices

Participants in the markets for energy and precious metals commodities trading pursue a range of trading strategies. While some participants trade in order to satisfy physical consumption needs, others seek to hedge contractual price risk or take arbitrage positions, seeking returns from price movements in different markets. Trading volume is driven largely by the degree of volatility — the magnitude and frequency of fluctuations — in prices of commodities. Higher volatility increases the need to hedge contractual price risk and creates opportunities for arbitrage trading. Energy commodities markets historically, and precious metals commodities markets recently, have experienced significant price volatility. The Company cannot predict whether this pattern will continue, or for how long, or if this trend will reverse itself. Were there to be a sustained period of stability in the prices of energy or precious metals commodities, the Company could experience substantially lower trading volumes, and potentially declines in revenues as compared to recent periods.

In addition to price volatility, the Company believes that the increase in global energy prices, particularly for crude oil, during the past few years has led to increased trading volume of global energy commodities, including trading volume in its markets. As oil prices have risen to record levels, the Company believes that additional participants have entered the markets for energy commodities trading to address their growing risk-management needs or to take advantage of greater trading opportunities. If global crude oil prices return to their historically lower levels, it is possible that many market participants, particularly the newer entrants, could reduce their trading activity or leave the trading markets altogether. Global energy prices are determined by many factors, including those listed below, that are beyond the Company’s control and are unpredictable. Consequently, the Company cannot predict whether global energy prices will remain at their current levels, nor can the Company predict the impact that these prices will have on the Company’s future revenues or profitability.

Factors that are particularly likely to affect price volatility and price levels of energy commodities, and thus the Company’s trading volume, include:

•	supply and demand of energy commodities;

•	weather conditions affecting certain energy commodities;

•	national and international economic and political conditions;

•	perceived stability of commodities and financial markets;

•	the level and volatility of interest rates and inflation;

•	supply and demand of alternative fuel sources; and

•	financial strength of market participants.

Any one or more of these factors may reduce price volatility or price levels in the markets for energy commodities trading, which in turn could reduce trading activity in those markets, including in the Company’s markets. Moreover, any reduction in trading activity could reduce liquidity which in turn could further discourage existing and potential market participants and thus accelerate any decline in the level of trading activity in these markets. In these circumstances, the markets with the highest trading volumes, and therefore the most liquidity, would likely have a growing competitive advantage over other markets.

The Company is unable to predict whether or when these unfavorable conditions may arise in the future or, if they occur, how long or severely they will affect the Company’s trading volumes. A significant decline in the Company’s trading volumes, due to reduced volatility, lower prices or any other factor, could have a material adverse effect on the Company’s revenues, since the Company’s transaction fees would decline, and in particular on the Company’s profitability, since the Company’s revenues would decline faster than the Company’s expenses, many of which are fixed. Moreover, if these unfavorable conditions were to persist over a lengthy period of time, and its trading volumes were to decline substantially and for a long enough period, the liquidity of the Company’s markets — and the critical mass of transaction volume necessary to support viable markets — could be jeopardized.

A decline in the availability of commodities traded in the Company’s markets could reduce the Company’s liquidity and may materially adversely affect the Company’s revenues and profitability

The Company’s revenues depend significantly on the continued availability of the commodities underlying the products that the Company trades. The Company is thus highly dependent upon such continued availability of the commodities underlying the products traded in its markets. If reserves of the commodities underlying the products that the Company trades are depleted or additional reserves are not found, the Company could suffer a material adverse effect on its business, financial condition and operating results.

The Company depends on its executive officers and other key personnel

The Company’s future success depends in large part upon the continued service of its executive officers, as well as various key management, technical and trading operations personnel. The Company believes that it is difficult to hire and retain executive management with the skills and abilities desirable for managing and operating a derivatives exchange. The loss of key management could have a material adverse effect on the Company’s business, financial condition and operating results. Any of the Company’s key personnel, including those with written employment contracts, may voluntarily terminate his or her employment with the Company. The Company’s future success also depends, in significant part, upon the Company’s ability to recruit and retain highly skilled and often specialized individuals as employees. The level of competition in the industry for people with these skills is intense, and from time to time the Company has experienced losses of key employees. The Company has historically relied and continues to rely on knowledgeable members of the Exchange to serve on its board of directors. The Company benefits greatly from such members serving in this capacity. There is no guarantee that the Company will have the continued service of these members. Significant losses of such key personnel, particularly to competitors, could have a material adverse effect on the Company’s business, financial condition and operating results. In addition, the CFTC has adopted a final rule that makes the standards for independence of a director stricter than the current standards. However, the adoption of such rule may result in the preclusion of many Exchange members, on whose service the Company has historically relied, from continued or future service on its board of directors.

The Company depends on third party suppliers for services that are important to its business

In addition to its reliance on CME, the Company depends on a number of suppliers, such as banks, telephone companies, online service providers, data processors and software and hardware vendors for elements of its trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. The Company cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet the Company’s needs. An interruption in, or the cessation of, service by any service provider and the Company’s inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on the Company’s business, financial condition and operating results.

The Company may be unable to keep up with rapid technological changes

To remain competitive, the Company will be dependent on the continued enhancement and improvement of the responsiveness, functionality, accessibility and features of the Company’s software, network distribution systems and other technologies. In addition, the Company will be dependent on CME’s ability to enhance and improve the responsiveness, functionality, accessibility and features of its software, network distribution systems and other technologies, including CME Globex. The financial services industry is characterized by rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render obsolete the Company’s existing proprietary technology and systems. The Company’s success will depend, in part, on its, and with respect to CME Globex, CME’s, ability to:

•	increase the number of devices, such as trading and order routing terminals, capable of sending orders to the floor and to the electronic trading platform;

•	develop or license leading technologies useful in the Company’s business;

•	enhance the Company’s existing services;

•	develop new services and technology that address the increasingly sophisticated and varied needs of the Company’s existing and prospective clients; or

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The Company, or CME, may be unable to successfully implement new technologies or adapt the Company’s proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. The Company, or CME, may be unable to respond in a timely manner to changing market conditions or customer requirements, and a failure to so respond could have a material adverse effect on the Company’s business, financial condition and operating results.

The success of the Company’s markets will depend on the availability of electronic trading systems that have the functionality, performance, reliability, speed and liquidity required by the Company’s customers

The future success of the Company’s business depends in large part on the Company’s ability to provide access to interactive electronic marketplaces in a wide range of derivatives products that have the required functionality, performance, reliability, speed and liquidity to attract and retain customers. The Company expects that a significant portion of its overall volume will be generated through electronic trading on CME Globex. However, historically a significant amount of the overall volume was generated through the Company’s open outcry trading facilities. CME Globex may not be capable of accommodating all of the complex trading strategies typically used for the Company’s options on futures contracts. Moreover, the Company’s customers who trade options may not accept CME Globex. In either event, the Company’s ability to increase trading volume of options on futures contracts on CME Globex would be adversely affected. In addition, if CME is unable to develop its electronic trading systems to include other products and markets, or if their electronic trading systems do not have the required functionality, performance, reliability, speed and liquidity, the Company may not be able to compete successfully in an environment that is increasingly dominated by electronic trading.

Computer and communications systems failures and capacity constraints could harm the Company’s reputation and its business

The Company’s failure to operate, monitor or maintain its computer systems and network services, including those systems and services related to its electronic trading platform, or, if necessary, to find replacements for its technology in a timely and cost-effective manner, could have a material adverse effect on the Company’s reputation, business, financial condition and operating results. The Company relies and expects to continue to rely on third parties for various computer and communications systems, such as telephone companies, online service providers, data processors, clearance organizations and software and hardware vendors. Failure of the Company’s systems or those of the Company’s third party providers, such as CME Globex, may result in one or more of the following effects:

•	suspension of trading;

•	unanticipated disruptions in service to customers;

•	slower response times;

•	delays in trade execution;

•	decreased customer satisfaction;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses;

•	security breaches;

•	litigation or other customer claims;

•	regulatory sanctions; and

•	inability to transmit market data.

The Company’s status as a CFTC registrant requires that the Company’s trade execution and communications systems be able to handle anticipated present and future peak trading volume. Heavy use of the Company’s computer systems or of CME Globex during peak trading times or at times of unusual market volatility could cause the Company’s systems or CME Globex to operate slowly or even to fail for periods of time. The Company monitors system loads and performance and regularly implements system upgrades to handle estimated increases in trading volume.

However, the Company’s estimates of future trading volume may not be accurate and the Company’s systems or CME Globex may not always be able to accommodate actual trading volume without failure or degradation of performance. System failure or degradation could lead the Company’s customers to file formal complaints with industry regulatory organizations, file lawsuits against the Company or cease doing business with the Company or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations. The Company or CME may experience system failures, outages or interruptions on either CME Globex or the Company’s open outcry platform that will materially and adversely affect the Company’s business. Although CME Globex has experienced technical failures in the past which did not have a material effect on the Company’s operations, the Company cannot assure you that if it and/or CME experience system errors or failures in the future that they will not be material.

Any such system failures, outages or interruptions could result from a number of factors, including power or telecommunications failure, acts of God, war or terrorism, human error, natural disasters, fire, sabotage, hardware or software malfunctions or defects, computer viruses, acts of vandalism or other events. Any failures that cause an interruption in service or decrease the Company’s responsiveness, including failures caused by customer error or misuse of the Company’s systems, could impair the Company’s reputation, damage its brand name and have a material adverse effect on the Company’s business, financial condition and operating results.

Acts beyond the Company’s control, including war, terrorism or natural disasters may result in the closing of the Company’s trading and clearing operations and render the Company’s backup data and recovery center inoperable

The September 11, 2001 terrorist attack on the World Trade Center, which was located near the building that houses the Company’s headquarters and primary trading floors, resulted in the closing of the Company’s trading and clearing operations for four business days, and rendered its backup data and recovery center inoperable. In order to replace its backup data and recovery site, the Company leased temporary space in New Jersey while it developed a plan for a permanent business recovery facility outside of New York City. In 2002, the Company leased space for a suitable permanent recovery site, where it invested in the development of a backup trading floor and data center. The new recovery site became fully operational in the second quarter of 2003. However, future acts of war, terrorism, natural disasters, human error, power or telecommunications failure or other events may result in the closing of the Company’s trading and clearing operations, including any electronic trading effectuated on CME Globex, and render its backup data and recovery center inoperable. Any such shut down of the Company’s operations or CME Globex may have a material adverse effect on the Company’s business, financial condition and operating results.

Having the Company’s headquarters, primary trading floors and most of the Company’s employees and market participants housed in one building in lower Manhattan, notwithstanding having a business recovery facility and plan in place, could allow a catastrophic event to result in a material adverse effect on the Company’s business, financial condition and operating results.

The Company’s networks and those of its third party service providers may be vulnerable to security risks

The Company expects the secure transmission of confidential information over public networks to continue to be a critical element of its operations. The Company’s networks and those of its third party service providers, the Company’s member firms and its customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use the Company’s information or cause interruptions or malfunctions in the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition and operating results. The Company may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although the Company intends to continue to implement security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volume and have a material adverse effect on its business, financial condition and operating results.

Volatility or declines in the global financial markets may materially and adversely affect the Company

Adverse economic and political conditions may cause volatility or declines in global financial markets and may affect the Company’s operating results or investments. The global financial services business is, by its nature, risky and volatile and is affected by many national and international factors that are beyond the Company’s control. Any one of these factors may cause a substantial decline in the global financial services markets, which could potentially result in reduced trading volume or losses to the Company’s investments. These events could materially adversely affect the Company’s business. These factors include:

•	economic and political conditions in the United States and elsewhere in the world;

•	wavering institutional/consumer confidence levels;

•	the availability of cash for investment by mutual funds and other institutional as well as retail investors; and

•	legislative and regulatory changes.

Acquisitions and strategic partnerships, if any, may not produce the results expected by the Company

The Company plans to opportunistically pursue acquisitions, strategic partnerships and joint ventures that will allow it to expand its range of products and services, expand the distribution of its products to more customers, and enhance its operational capabilities. However, the Company cannot assure you that it will be successful in either developing, or fulfilling the objectives of, any such alliance. Further, those activities may strain its resources and may limit its ability to pursue other strategic and business initiatives, including acquisitions, which could have a material adverse effect on its business, financial condition and operating results. Additionally, joint ventures and other partnerships may involve risks not otherwise present for investments made solely by the Company. For example, the Company may not control the joint ventures; joint venture partners may not agree to distributions that the Company believes are appropriate; joint venture partners may not observe their commitments; joint venture partners may have different interests than those of the Company and may take action contrary to the Company’s interests; and it may be difficult for the Company to exit a joint venture after an impasse or if the Company desires to sell its interest. In addition, conflicts or disagreements between the Company and its strategic partners or joint venture partners may negatively impact the Company’s business.

On January 28, 2008, the Company announced that it is engaged in preliminary discussions with CME Group regarding their potential acquisition of the Company. Discussions are in early stages and the transaction remains subject to completion of due diligence, negotiation of terms and execution of a definitive agreement and necessary approvals of, including but not limited to, the boards of directors of both CME Group and the Company. There can be no assurances that any agreement will be reached or that a transaction will be completed.

The Company’s market data fees may be reduced or eliminated by the growth of electronic trading and electronic order entry systems

The Company sells its market data to individuals and organizations that use its markets or monitor general economic conditions. Revenues from the Company’s sale of market data totaled $96.0 million, $63.6 million and $44.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. This revenue accounted for 14.2%, 12.8% and 13.3% of the Company’s total operating revenues during the years ended December 31, 2007, 2006 and 2005, respectively. Electronic trading systems do not usually impose separate charges for supplying market data to trading terminals. If the Company does not separately charge for market data supplied to trading terminals, and trading terminals with access to the Company’s markets become widely available, the Company could lose market data fees from those who have access to trading terminals. The Company will experience a reduction in its revenues if it is unable to recover that fee revenue through terminal usage fees, transaction fees or other increases in revenues.

The Company’s cost structure is largely fixed

The Company bases its overall cost structure on historical and expected levels of demand for its products and services. If demand for its products and services and its resulting revenues decline, the Company may not be able to adjust its cost structure on a timely basis. In addition, the Company may have certain continuing costs related to operations that have terminated, such as the Company’s closure of its open outcry futures exchange in London, England. If the Company is unable to reduce its costs in the amount that its revenues decline, the Company’s profitability could be materially adversely affected.

Damage to the Company’s reputation could have a material adverse effect on its business

One of the Company’s competitive strengths is its reputation and brand name. The Company’s reputation could be harmed in many different ways, including by its regulatory, governance or technology failures or by member or employee misconduct. Damage to its reputation could cause the trading volume on the Exchange to be reduced. The Company runs the risk that its directors, employees or persons who use its markets will engage in fraud or other misconduct, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in all cases. This, in turn, may have a material adverse effect on the Company’s business, financial condition and operating results.

Risks relating to the Company’s capital structure

The Company’s governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of the Company’s stockholders

In general, a corporation’s board of directors is responsible for the business and affairs of the corporation. Delaware law, however, permits a certificate of incorporation to provide otherwise. As a result of the demutualization transaction in 2000, each NYMEX membership was converted into one Class A membership in NYMEX Exchange and one share of NYMEX Holdings common stock (which shares of common stock subsequently were recapitalized 90,000-for-1 upon the sale of 10% equity interest in NYMEX Holdings pursuant to the Stock Purchase Agreement). In connection with providing open outcry trading protections to the owners of the Class A memberships, neither the board of directors nor the Company’s stockholders have any ability to change, or any responsibility or liability with respect to, the trading rights protections afforded to the owners of the Class A memberships (who are not required to be stockholders, but must be owners of Class A memberships in NYMEX Exchange) under the NYMEX Exchange Bylaws.

For as long as open outcry trading exists at NYMEX Exchange (but in all events until March 14, 2011, unless the owners of Class A memberships agree otherwise), the Company is committed to (i) maintain its current facility, or a comparable facility, for the dissemination of price information and for open outcry trading, clearing and delivery and (ii) provide reasonable financial support for technology, marketing and research for open outcry markets. Additionally, for as long as open outcry trading exists at NYMEX Exchange (but in all events until March 14, 2011, unless the owners of Class A memberships agree otherwise), none of the following actions may be taken without prior agreement of the owners of the Class A memberships:

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any new category of fees or category of charges of any kind generally applicable to Class A members and not specifically related to a product or type of product, and for core products only (which include the Company’s light sweet crude oil futures and options contracts and natural gas futures and options contracts), any change in fees of any kind;

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elimination of any product from a Class A member’s trading rights and privileges or the imposition of any restrictions or limitations on such rights and privileges (including, without limitation, the right to lease a Class A member’s trading rights);

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the elimination, suspension or restriction of open outcry trading, unless a product is no longer “liquid” in which case open outcry trading in that particular product may be eliminated, suspended or restricted by the Company’s board of directors. For these purposes, “liquid” means a futures or options contract listed for trading on NYMEX Exchange where the total trading volume executed by open outcry in the applicable trading ring for that contract for the most recent three (3) month period is at least 20% or more of the total trading volume executed by open outcry in the applicable trading ring for that contract for the three month period immediately preceding the most recent three (3) months;

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an increase or decrease in the number of Class A memberships, for which the prior agreement of the owners of Class A memberships will be required even if open outcry trading no longer exists at NYMEX Exchange;

•	issuance of trading permits for current open outcry products;

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material changes related to the membership, eligibility or capital requirements to become a member, member firm or clearing member, to lease a membership or to exercise the associated trading or clearing rights or privileges;

•	any change in regular trading hours;

•	changes to current procedures for setting margin requirements;

•	material changes to the eligibility criteria and composition of the committees of NYMEX Exchange;

•	any transaction that causes the clearinghouse to no longer be wholly-owned by NYMEX Exchange; and

•	any change in the economic rights described in the next three paragraphs.

In the event NYMEX Exchange permanently terminates all open outcry trading of any NYMEX Division product and instead lists such product for trading only via electronic trading or at least 90% of contract volume of such product shifts to electronic trading, owners of Class A memberships will receive 10% of the gross revenue attributable to all revenue from the electronic trading of such NYMEX Division product, but not including market data fees or revenues from bilateral transactions cleared through NYMEX ClearPort ® Clearing (or its successor), or, if greater, 100% of the revenue from any additional special fee or surcharge applicable to the electronic trading of such NYMEX Division product. This payment will commence at the time of such permanent termination of open outcry trading or such shift of at least 90% of contract volume to electronic trading for such NYMEX Division product.

If a new product is introduced on NYMEX Exchange that is not traded by open outcry, NYMEX Exchange will commence open outcry trading if so requested by written petition by the owners of a majority of the Class A memberships then outstanding; provided that the board of directors may determine to end such open outcry trading if, on any annual anniversary of the commencement of open outcry trading in that product, open outcry volume for that year is not at least 20% of the total volume for that product (open outcry volume plus electronic volume) for that year.

In the event that the Company determines it is advisable to make certain of its cash-settled futures contracts available for physical delivery, the Company may be required to modify the fees that it charges on such contracts. Any change in fees for core products (including light sweet crude oil futures and options contracts and natural gas futures and options contracts) would require the consent of the owners of the Class A memberships. If the owners of the Class A memberships do not approve the fee modifications, the Company may be precluded from making certain of its cash-settled futures contracts available for physical delivery, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Accordingly, owners of Class A memberships may have interests that differ from or may conflict with those of holders of the Company’s common stock.

The COMEX Division governing documents provide for the protection and support of the COMEX Division by granting certain voting and other rights to the owners of the COMEX Division memberships which may restrict our ability to take certain actions that we might have otherwise implemented

On January 28, 1994, the Company entered into the Agreement and Plan of Merger, as amended, by and among the NYMEX Division, COMEX Acquisition Corp. and the COMEX Division (“COMEX Merger Agreement”), relating to, among other things, the NYMEX Division’s acquisition of the COMEX Division and the establishment of certain rights to be retained by the owners of the COMEX Division memberships. On September 20, 2006, the Company entered into an agreement (the “COMEX Transaction Agreement”), by and among the Company, the NYMEX Division, the COMEX Division and the Governor’s Committee of the COMEX Division (the “COMEX Governor’s Committee”), which, along with the Amended and Restated COMEX By-laws, amended the rights retained by the owners of the COMEX Division memberships. On November 20, 2006, the owners of COMEX Division memberships approved the COMEX Transaction Agreement between the COMEX Division and the Company. The provisions of this agreement permit the NYMEX Division, among other things, to expand electronic trading of the metals contracts and thereby permit expanded electronic access to these markets by non-COMEX Division members and to permit after-hours trading and side-by-side trading of COMEX Division contracts via CME Globex in exchange for 6,484,800 shares of common stock of NYMEX Holdings. The COMEX Transaction Agreement was consummated on November 20, 2006.

The amended rights given and/or retained by the owners of the COMEX Division memberships relate primarily to trading rights protections, COMEX Division membership fee protections, COMEX Division membership benefit protections, and merger/spinoff protections, more fully set forth in the COMEX Transaction Agreement and the Amended and Restated COMEX Bylaws. In view of the foregoing, the Company’s ability to take certain actions that it may deem to be in the best interest of the Company, including actions relating to the operation of the open outcry trading facility, may be limited by these amended rights given to, and/or retained by, the owners of COMEX Division memberships. Consequently, the owners of COMEX Division memberships may advocate that the Company enhance and protect their trading and other protections over their economic interest in the Company represented by NYMEX Holdings common stock they own. Five of the fifteen members of the board of directors are beneficial owners of COMEX Division memberships.

Holders of common stock who also own Class A memberships in NYMEX Exchange may have interests that differ from or may conflict with those of holders of common stock who are not also owners of Class A memberships in NYMEX Exchange

The holders of the Company’s common stock who also own Class A memberships in NYMEX Exchange will, if voting in the same manner on any matters, control the outcome of a vote on all such matters submitted to the Company’s stockholders for approval, including electing directors and approving changes of control. See “—The Company’s governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of the Company’s stockholders.”

Additionally, the Company is dependent upon the revenues from the trading and clearing activities of the members of NYMEX Exchange. This dependence also gives NYMEX Exchange members substantial influence over how the Company operates its business. Nine of the fifteen members of the board of directors own Class A memberships in NYMEX Exchange.

Many of NYMEX Exchange’s members derive a substantial portion of their income from their trading or clearing activities on or through NYMEX Exchange. In addition, trading privileges on NYMEX Exchange have substantial independent value. The amount of income that members of the Exchange derive from their trading or clearing activities and the value of their memberships in the Exchange are in part dependent on the fees which are charged to trade, clear and access its markets and the rules and structure of its markets. Exchange members, many of whom act as floor brokers and floor traders, benefit from trading rules, membership privileges and fee discounts that enhance their trading opportunities and profits.

In view of the foregoing, holders of common stock who also own a Class A membership in NYMEX Exchange may not have the same economic interests as holders of common stock who do not also own a Class A membership in NYMEX Exchange. In addition, the owners of Class A memberships may have differing interests among themselves depending on a variety of factors, including the role they serve in the Company’s markets, their method of trading and the products they trade. Consequently, the owners of Class A memberships may advocate that the Company enhance and protect their clearing and trading opportunities and the value of their trading privileges over their economic interest in the Company represented by NYMEX Holdings common stock they own.

Delaware law and provisions of the governing documents of NYMEX Holdings could enable the board of directors to prevent or delay a change of control of NYMEX Holdings and adversely affect market value

The Amended and Restated Certificate of Incorporation of NYMEX Holdings (“Amended and Restated Certificate of Incorporation”) and the Amended and Restated Bylaws of NYMEX Holdings (“Amended and Restated Bylaws”) contain provisions which may be viewed as anti-takeover provisions. These anti-takeover provisions are described under the subheading “Certain Anti-takeover Matters” under “Description of Capital Stock.” In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Company’s common stock. Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested shareholder” for three years after the shareholder becomes an interested shareholder, unless the corporation’s board of directors and shareholders approve the business combination in a prescribed manner or the interested shareholder has acquired a designated percentage of the Company’s voting stock at the time it becomes an interested shareholder.

These anti-takeover provisions, along with provisions of Delaware law and the trading rights protections described in “—The Company’s governing documents provide for the protection and support of open outcry trading by granting certain voting and economic rights to the owners of the Class A memberships, who may have interests that differ from or may conflict with those of the Company’s stockholders” could, together or separately, make more difficult or discourage potential acquisition proposals or delay or prevent a change in control, including transactions in which holders of the Company’s common stock might receive a premium for their shares over prevailing market prices; and which could affect the market price for the shares held by stockholders.

Risks relating to regulation and litigation

The Company is subject to the following risks in connection with the regulation of, and litigation relating to, its business.

The legal framework for the industry has been modified, resulting in lower barriers to entry and decreased regulatory costs for competitors

The industry has been subject to several fundamental regulatory changes, including changes in the statute under which the Company has been regulated since 1974. Since its inception, the CEA has generally required all purchases and sales of a commodity for future delivery, i.e., futures contracts, to be executed on an exchange that had been approved by the CFTC. While any off-exchange execution of a contract deemed to be a futures contract was thus a violation of the CEA, the CFTC did provide for exemptions for certain over-the-counter instruments. The CFMA provided clarification and greater legal certainty by expressly excluding or exempting various OTC instruments from the requirement to be executed on a regulated exchange as well as from other regulatory requirements. It is possible that, over time, the chief beneficiaries of the CFMA will be over-the-counter dealers and companies that operate or intend to open exempted electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such electronic exchanges or engage in such bilateral private transactions are the same customers who historically have conducted the vast majority of their financial business on regulated exchanges. In the future, the industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. The Company cannot predict the extent to which any future regulatory changes may materially adversely affect its business.

The nature and role of the Company’s self-regulatory responsibilities may change

Some financial services regulators have publicly stated their interest in evaluating the ability of a financial exchange, organized as a for-profit corporation, to adequately discharge its self-regulatory responsibilities. In particular, the CFTC previously issued the “final” version of a “safe harbor” of acceptable practices for compliance with the statutory core principle concerning minimizing conflicts of interest in the decision-making process of the contract market. While the CFTC has made clear that these acceptable practices will not constitute the sole means of complying with this core principle, the specificity of the safe harbor terms leaves unclear what other practices may be deemed to be acceptable compliance. The terms of the safe harbor include the establishment of a new regulatory oversight committee (“ROC”) with quite expansive duties and responsibilities. Subsequently, by notice issued on November 23, 2007 that became effective immediately, the CFTC stated that the new acceptable practices were being stayed indefinitely.

The Company’s regulatory programs and capabilities contribute significantly to its brand name and reputation. The internal restructuring of the Company to implement these acceptable practices and the changes to bylaws and to certificates of incorporation to reflect the changes in board composition at the Exchange may impose new and possibly significant costs and other burdens on the Company.

The Company may face increasing efforts by other federal regulators to conduct oversight of the Company’s businesses and programs

Since the inception of the CFTC in 1974, its governing statute has always provided for exclusive CFTC jurisdiction of futures agreements, entities and participants. However, with the implementation of the Energy Policy Act of 2005, the Federal Energy Regulatory Commission (“FERC”) has taken a position challenging the CFTC’s exclusive jurisdiction. This matter may be addressed judicially in one or more matters now under litigation involving actions initiated by either the CFTC or FERC against participants involved in the activities of Amaranth. However, should the current situation continue, the Company is at some risk that FERC will continue to assert some manner of jurisdiction over the Exchange. This may create the potential for both additional cost in the form of duplicative regulatory requirements for the Exchange and for its members and substantial uncertainty as to regulatory compliance resulting from conflicting standards and demands from competing regulators. This, in turn, may make our markets less attractive to market participants who may seek alternative trading venues.

Proposals of legislation or regulatory changes preventing clearing facilities from being owned or controlled by exchanges, even if unsuccessful, may limit or stop the Company’s ability to run a clearinghouse

Many clearing firms have increasingly stressed the importance to them of centralizing clearing of futures contracts and options on futures in order to maximize the efficient use of their capital, exercise greater control over their value at risk and extract greater operating leverage from clearing activities. Many have expressed the view that clearing firms should control the governance of clearinghouses or that clearinghouses should be operated as utilities rather than as for-profit enterprises. Some of these firms, along with the Futures Industry Association, are attempting to cause legislative or regulatory changes to be adopted that would facilitate mechanisms or policies that allow market participants to transfer positions from an exchange-owned clearinghouse to a clearinghouse owned and controlled by clearing firms. If these legislative or regulatory changes are adopted, the Company’s strategy and business plan may lead clearing firms to establish, or seek to use, alternative clearinghouses for clearing positions established on the Exchange. Even if they are not successful in their efforts, the factors described above may cause clearing firms to limit or stop the use of the Company’s clearinghouse. Moreover, in a comment letter to the U.S. Department of the Treasury stemming from a study requesting comment on the “Regulatory Structure Associated with Financial Institutions,” the U.S. Department of Justice has expressed the opinion that the control exercised by futures exchange over clearing services has made it difficult for exchanges to enter and compete in the trading of financial futures contracts and recommended that the U.S. Department of the Treasury undertake a review of exchange-controlled clearing of financial futures and the underlying regulatory structures. If any review results in any change in the ability of exchanges to control their own clearinghouses, this may materially impact the current business model adopted by the Company. If any of these events occur, the Company’s revenues and profits would be materially and adversely affected.

The Company is subject to significant risks of litigation

Many aspects of the business involve substantial risks of litigation. For example, dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. The Company may become subject to these claims as the result of failures or malfunctions of services and systems provided by it. The Company could incur significant legal expenses defending claims, even those without merit. Although the CEA and the Company’s CFTC-approved disclaimer and limitation of liability rules offer the Company some protections, an adverse resolution of any lawsuits or claims against the Company could have a material adverse effect on its reputation, business, financial condition and/or operating results.

The Company is currently subject to various routine litigation matters. As a result, the Company could incur significant legal expenses defending claims against it, even those without merit. The adverse resolution of any lawsuits or claims against the Company could result in its obligation to pay substantial damages, and cause the Company reputational harm. The initiation of lawsuits or other claims against the Company, with regard to trading activities, could adversely affect its business, financial condition and results of operations, whether or not these lawsuits or other claims are resolved in its favor. The Company cannot assure you that it will be successful in defending any of these matters, and resulting adverse judgments could have a material adverse effect on its financial condition.

Any infringement by the Company on intellectual property rights of others could result in litigation and could materially adversely affect the Company’s operations

The Company’s competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents or other intellectual property protections that concern products or services related to the types of products and services the Company offers or plans to offer. The Company may not be aware of all such protections which could result in risk of infringement by its products, services or technologies. Claims of intellectual property infringement are not uncommon in the industry.

In general, if one or more of the Company’s products, services or technologies were to infringe upon the intellectual property rights held by others, the Company may be required to stop developing or marketing the products, services or technologies, or to obtain licenses to develop and market the services from the holders of such intellectual property rights or to redesign the products, services or technologies in such a way as to avoid infringing on the intellectual property claims. If the Company was unable to obtain these licenses and was required to redesign or stop developing or marketing its products, services or technologies to avoid infringement, the Company may not be able to redesign, and could be required to stop developing or marketing, its products, services or technologies, which could materially adversely affect the Company’s business, financial condition and operating results.

The Company may not be able to protect its intellectual property rights

The Company relies primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect its proprietary technology and other proprietary rights. Notwithstanding that the Company takes precautions to protect its intellectual property rights, it is possible that third parties may copy or otherwise obtain and use its intellectual property without authorization or otherwise infringe on Company rights. Additionally, it may be difficult or impossible to enforce the Company’s intellectual property rights in certain foreign countries. The unauthorized use of the Company’s intellectual property, including in foreign countries, could have a material adverse effect on its business, financial condition, or results of operation. The Company also seeks to protect its software and databases as trade secrets and under copyright law. The Company has copyright registrations for certain of its software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, in many instances the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of the Company’s most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, the Company may have to rely on litigation to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to the Company and diversions of its resources, either of which could materially adversely affect the Company’s business.

A negative outcome for the Company in New York Mercantile Exchange, Inc. v. IntercontinentalExchange, Inc. could adversely affect the Company’s financial condition and operating results

Since November 20, 2002, the Company has been a party to ongoing litigation regarding intellectual property infringement and contractual interference by ICE relating to ICE’s use of, and reference to, the Company’s settlement prices in its cleared OTC swap contracts for Henry Hub natural gas and West Texas Intermediate crude oil. The federal district court granted ICE’s motion for summary judgment in September 2005. The Company appealed this decision before the Second Circuit Court of Appeals, which affirmed the lower court’s decision in August 2007. In January 2008, the Company filed a petition for a Writ of Certiorari with the U.S. Supreme Court. A negative outcome for the Company in this case, which could result in the continued and expanded use by ICE and other competitors of the Company’s intellectual property without payment of a licensing fee, could have a material adverse effect on the Company’s business, financial condition, or results of operations.

The Company’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect its financial condition and operating results

The Company’s ability to comply with applicable laws and rules is largely dependent on its establishment and maintenance of compliance, audit and reporting systems, as well as its ability to attract and retain qualified compliance and other risk management personnel. The Company’s policies and procedures to identify, monitor and manage its risks may not always succeed. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. The Company’s policies and procedures may not always be effective and the Company may not always be successful in monitoring or evaluating the risks to which the Company is or may be exposed. The failure to assess and mitigate the risks to which the Company is exposed could have a material adverse effect on the Company’s business, financial condition, or results of operation.

The Company’s need to comply with extensive and complex regulation could have a material adverse effect on its business

The commodity futures trading industry is subject to extensive regulation by the CFTC. Many of the regulations the Company is governed by are intended to protect the integrity of the markets and the public, and not necessarily the Company’s shareholders. Regulations affect trading practices and many other aspects of its business. These requirements may constrain the Company’s rate of growth and changes in regulations could adversely affect the Company. The burden imposed by these regulations may place U.S. exchanges in general, and the Company specifically, at a competitive disadvantage compared to less regulated competitors. For example, certain of the Company’s competitors are regulated by the FSA, which does not impose the position limits and ceiling on the number of contracts that may be traded at one time that are generally required by the CFTC for certain types of futures contracts, such as those providing for physical settlement. The success of the Company’s business depends, in part, on its ability to maintain and increase its trading volume, and if the Company loses customers to low-cost competitors with fewer regulatory restrictions, its business will be adversely affected. Furthermore, declines in the overall volume of trading derivatives may negatively impact market liquidity on the Exchange, which would result in lower exchange fee revenues and could materially adversely affect the Company’s ability to retain its current customers or attract new customers. In addition, the cost of compliance with regulatory requirements could adversely affect the Company’s ability to reduce losses or operate profitably.

The CFTC’s authorization expired in 2005; however, reauthorization was not concluded in 2006 or 2007 and will continue through the 2008 legislative session. As part of the 2007 process, legislative action was taken in both the House and Senate that will affect trading in products on an electronic trading platform that serves a significant price discovery function. The language passed by the House Agriculture Committee is contained in the CFTC Reauthorization Bill and the language in the Senate was passed as an amendment to the Farm Bill. In effect, both bills would impose regulatory requirements, including position limits/accountability, large trader reporting and self-regulatory duties on exempt commercial markets such as ICE in relation to products that serve a significant price discovery role and that compete directly with NYMEX products. If adopted, these bills would impact NYMEX’s ability to compete with unregulated exempt commercial markets. Upon passage of the House Bill by the full House, the House and Senate will attempt to resolve differences in the language between the two versions. Additionally, as part of the Bush administration’s proposed 2008 budget, a proposal was introduced to impose a transaction tax on futures transactions cleared by a derivatives clearing organization regulated by the CFTC. While many participants in the futures industry, including the Company, are vigorously opposing this proposal, the Company cannot guarantee that such proposal will not be enacted, which may adversely impact its ability to compete on an international level.